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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: March 11, 2003

                                 THE KROGER CO.
             (Exact name of registrant as specified in its charter)


An Ohio Corporation                  No. 1-303                31-0345740
(State or other jurisdiction      (Commission File            (IRS Employer
of incorporation)                      Number)                 Number)

1014 Vine Street
Cincinnati, OH 45201
(Address of principal
executive offices)

Registrant's telephone number:  (513) 762-4000

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Item 5.   Other Events

          On March 11, 2003, the Company released its earnings for the fourth quarter of 2002 and for fiscal year 2002. Attached hereto as Exhibit
          99.1 is the text of that release.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

          (c) Exhibits:

              99.1     Earnings release for fourth quarter 2002 and fiscal year
                       2002.

Item 9.   Regulation FD Disclosure

          2003 Guidance:

          Economic and competitive
           environment -                       Unchanged

          Earnings per diluted share  -        $1.63, including $0.02 of expense
                                                 for systems conversion and
                                                 consolidation of Michigan and
                                                 Columbus divisions

          Square footage growth -              2.5-3.0%, excluding acquisitions
                                                 and operational closings

          Identical store sales growth goal
          (including supermarket fuel sales) - Positive for the year


          Capital expenditures -               $2.0 billion, excluding
                                                 acquisitions and the final
                                                 synthetic lease buyout

          Depreciation -                       $1,175-1,200 million

          Interest expense -                   $575-595 million, based on the
                                                 current interest rate
                                                 environment

          Diluted shares outstanding -         Beginning of 2003  =  770 million
                                               End of 2003        =  755 million
                                               Average outstanding
                                                for the year      =  763 million

          OG&A -                               Increase 40-50 basis points

          FIFO gross profit -                  Increase 20-30 basis points

          LIFO -                               $35 million charge

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               Net operating working
                  capital reduction -            $100 million

               Tax rate -                        37.5%

               Inflation estimate -              0%

               New, relocated or
               expanded stores -                 100-110, excluding acquisitions

               Remodels -                        160-200

               Supermarket fuel stations -       100-110

               Pension discount rate -           6.75%

               Pension assumed rate of return -  8.50%

               Labor:

               During fiscal 2003, UFCW collective bargaining agreements will expire in Toledo, Peoria, Portland, Memphis, Southern California, Charleston, WV, Arizona, and Indianapolis, among other labor agreements expiring this year.

Our ability to achieve the expected increases in sales and earnings could be adversely affected by the competitive environment in which we operate. In addition any labor dispute, delays in opening new stores, or changes in the economic climate could cause us to fall short of our sales and earnings targets. In addition, increases in sales of our corporate brand products and the "sister store" impact of our new store openings, could adversely affect identical store sales. Our ability to increase same store sales could be adversely affected by increased competition and sales shifts to other stores that we operate. Our capital expenditures could vary if we are unsuccessful in acquiring suitable sites for new stores, if development costs exceed those budgeted, or if our logistics and technology projects are not completed in the time frame expected or on budget. Our ability to meet working capital reduction targets could be adversely affected by increases in product costs, newly opened or consolidated distribution centers, our ability to achieve sales growth from new square footage, competitive activity in the markets in which we operate, changes in our product mix, and changes in laws and regulations. Square footage growth and the number of store projects completed during the year are dependent upon our ability to acquire desirable sites for construction of new facilities, as well as the timing of completion of projects. Depreciation and amortization may vary from our estimates due to the timing of new store openings. Interest expense will vary with changes in capital markets and the amount of debt that we have outstanding. LIFO will be affected by vendor promotions and changes in the cost of inventory. While we expect to achieve benefits through logistics and technology, development of new systems and integration of systems due to our merger with Fred Meyer carry inherent uncertainties, and we may not achieve the expected benefits. Unforeseen difficulties in integrating any acquired entity with Kroger could adversely affect our ability to meet our other expectations. The average diluted shares outstanding may vary based on the market price of our stock, the number of shares we repurchase and the number of stock awards made during the year. The amount and timing of future one-time, merger-related costs could be adversely affected by our ability to convert remaining systems as planned and on budget. The cost associated with implementation of our strategic growth plan, as well as the amount and timing of our expected cost reductions, could be affected by a worsening economy, increased competitive pressures, and any inability on our part to implement the strategic growth plan when expected. Any change in tax laws, the regulations related thereto, or the interpretation thereof by federal, state or local authorities could affect our expected tax rate.

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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                            THE KROGER CO.



March 11, 2003                              By: (Paul Heldman)
                                                Paul Heldman
                                                Senior Vice President, Secretary
                                                  and General Counsel

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                                  EXHIBIT INDEX

Exhibit No.                                  Exhibit
----------                                   -------

99.1              Earnings release for fourth quarter 2002 and fiscal year 2002.